UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 4, 2008

(Date of Report: Date of earliest event reported)

Interline Resources Corporation

(Exact name of registrant as specified in its charter)

Utah

0-18995

87-0461653

             (State or other jurisdiction                     (Commission File Number)                        (IRS Employer ID No.)

     of incorporation)

160 West Canyon Crest Road, Alpine Utah 84004

(Address of principal executive office)

Registrant's telephone number, including area code: (801) 756-3031

NA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17      CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17

     CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the

     Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the

     Exchange Act (17 CFR 240.13e-4(c)).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words “anticipates”, “believes”, “estimates”, “expects”, “plans”, “projects”, “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that may cause actual results to differ from those projected include the risk factors specified below.

Item 8.01 Other Events.

Interline Resources Corporation, a Utah corporation (the “Interline”) announced that its subsidiary, Interline Hydrocarbon, Inc., is withdrawing from the litigation in the Supreme Court of Queensland, Australia, against Brenzil Pty Ltd and Nationwide Oil Pty Ltd for breach of contract.  This claim was originally filed in Australia in July 2000.  Interline was notified in May 2008 that its funding entity in Australia, IMF, was withdrawing from participation in the litigation after having spent in combination with Interline over one million dollars on the case.  Interline management made the decision to withdraw after determining that  the long and expensive litigation process in Australia has no definite end in sight, and the continued commitment of resources and energy to this activity in not in the best interest of Interline nor the stockholders.  By withdrawing at this time and establishing a mutual no-fault settlement agreement with Brenzil Pty Ltd and Nationwide Oil Pty Ltd, Interline will avoid potential ongoing court cost, legal fees, and counter claims which would divert needed funds from ongoing operations.  The resources of Interline which would be required for continued effort on the case in Australia are seen as better spent on moving the company forward in current and planned projects.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Interline Resources Corporation

By: /s/ Michael R. Williams

Date: June 4, 2008

       Michael R. Williams, Chief Executive Officer, President